Exhibit 99.2

Gray Television Completes $175.6 Million Public Offering of Common Stock

ATLANTA, March 31, 2015 /PRNewswire/ — Gray Television, Inc. (“Gray,” “we,” “us,” “our” or the “Company”) (NYSE: GTN and GTN.A) announced today that it has completed its previously announced underwritten public offering of shares of its common stock at a price to the public of $13.00 per share. Gray issued a total of 13.5 million shares of common stock including 1.5 million shares pursuant to the partial exercise of the underwriter over-allotment option. The offering closed on March 31, 2015.

The gross proceeds from the offering are approximately $175.6 million excluding underwriting discounts, commissions and transaction expenses. We placed the net proceeds from the offering in our corporate treasury for general corporate purposes, and such net proceeds may be used from time to time for, among other things, repayment of outstanding debt, capital expenditures, the financing of possible future business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead.

Wells Fargo Securities acted as the bookrunning manager and representative of the underwriters for the offering. RBC Capital Markets also acted as a bookrunner. Barrington Research and Sidoti & Company, LLC acted as co-managers for the offering.

The Company

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We currently own and operate television stations in 44 television markets broadcasting 140 program streams including 76 affiliates of the Big Four networks (ABC, CBS, NBC and FOX). Our owned and operated stations include 26 channels affiliated with the CBS Network, 24 channels affiliated with the NBC Network, 16 channels affiliated with the ABC Network and 10 channels affiliated with the FOX Network. We own and operate the number-one ranked television station in 31 of those 44 markets and the number-one or number-two ranked television station operations in 41 of those 44 markets. We reach approximately 8.0 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the ability to complete the offering, uses of proceeds thereof, other future events, and other risks detailed in the preliminary prospectus supplement related to the offering and the shelf registration statement. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of March 31, 2015. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2014 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Contact:

Gray Television, Inc.

Jim Ryan, Senior Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Senior Vice President, Business Affairs, (404) 266-8333